Exhibit 15



                      REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Hannaford Bros. Co.:

We have reviewed the accompanying consolidated balance sheet of Hannaford Bros. Co. and Subsidiaries as of June 29, 1996, and the related consolidated statements of earnings and cash flows for the three month and six month periods ended Juen 29, 1996, and July 1, 1995 and the consolidated statements of cash flows for the six month periods then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

We previously audited and expressed an unqualified opinion on the Company's consolidated financial statements for the year ended December 30, 1995 (not presented herein). In our opinion, the information set forth in the accompanying balance sheet as of December 30, 1995, is fairly stated in all material respects, in relation to the statement of financial position from which it has been derived.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

s/Coopers & Lybrand L.L.P.

Portland, Maine
July 17, 1996